Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement No. 333-227612 on Form N-2 of our report dated December 24, 2018 relating to the financial statement of Lord Abbett Credit Opportunities Fund, appearing in the Statement of Additional Information and to the references to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information and the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 12, 2019